Exhibit 10.2
SECOND AMENDMENT TO
EXECUTIVE EMPLOYMENT AGREEMENT
     THIS SECOND AMENDMENT, dated as of September 3, 2010 (the “Amendment”), is to the Executive Employment Agreement, dated as of February 25, 2008, as amended (the “Agreement”), by and between GAYLORD ENTERTAINMENT COMPANY, a Delaware corporation having its corporate headquarters at One Gaylord Drive, Nashville, Tennessee 37214 (the “Company”), and COLIN V. REED, a resident of Nashville, Davidson County, Tennessee (“Executive”).
WITNESSETH:
     WHEREAS, the Company and Executive have heretofore entered into the Agreement; as amended by the First Amendment thereto dated as of December 18, 2008; and
     WHEREAS, the parties wish to modify certain provisions of the Agreement to eliminate a gross-up payment relating to amounts that constitute an excise tax payment pursuant to Section 4999 of the Internal Revenue Code; and
     WHEREAS, the Company and Executive wish to make other modifications to reflect the understandings between the parties.
     NOW, THEREFORE, in consideration of the continued employment of the Executive by the Company, the agreements made herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree to amend the Agreement as follows:
     1. Section 8(e) of the Agreement is hereby amended and restated as follows:
     (e) Effect of Termination by the Company Without Cause or by Executive for Good Reason. Upon the termination of Executive’s employment hereunder by the Company Without Cause or by Executive for Good Reason, Executive shall be entitled to: (i) the payment of one (1) times Executive’s Base Salary for the year in which such termination shall occur; (ii) payment of one (1) times Executive’s Annual Bonus that was earned for the preceding year, (iii) any unpaid Annual Bonus that was earned for prior calendar years, accrued and unpaid vacation pay, unreimbursed expenses incurred pursuant to Section 4(b), (c) (f), (g), (h) or (i), and any other benefits owed to Executive pursuant to any written employee benefit plan or policy of the Company, continued benefits under Section 4(c) for a period of two years, and continuation of health benefits under Section 4(h) at the employee’s cost in a manner described in Section 4(i); (iv) any vested portion of the SERP Benefit, as calculated in accordance with the provisions of Section 4(a) of this Agreement, and as adjusted for hypothetical earnings (or losses), and the immediate accrual and vesting of any unvested portion of the SERP Benefit that would have been vested and accrued if Executive were employed May 1, 2010; (v) acceleration of vesting of restricted stock grants and stock options that were scheduled to vest within 24 months following the date of termination. Executive shall have two (2) years from the date of such termination Without Cause or by Executive for Good Reason to exercise all vested stock options. In addition, upon the termination of Executive’s employment hereunder by the Company Without Cause or by Executive for Good Reason, as consideration for the Executive’s compliance with the Restrictive Covenants in Section 11(c) hereof, Executive shall be entitled to: (i) the payment of one (1) times Executive’s Base Salary for the year in which such termination shall occur; and (ii) payment of one (1) times Executive’s Annual Bonus that was earned for the preceding year.
     2. Section 9(b) of the Agreement is hereby amended and restated as follows:
     (b) Effect of Change of Control. In the event that within one (1) year following a Change of Control, the Company terminates Executive Without Cause or Executive terminates employment for Good Reason (a “Change in Control Termination Event”), Executive shall be entitled, in lieu of the compensation and benefits provided pursuant to Section 8(e), to: (i) the payment of two (2) times Executive’s Base Salary for the year in which such termination shall occur; (ii) the payment of two (2) times Executive’s highest Annual Bonus for the preceding three years; (iii) any unpaid portion of the Base Salary or any Annual Bonus for prior calendar years, accrued and unpaid vacation pay, unreimbursed expenses incurred pursuant to Section 4(b), (c), (f), (g), (h) or (i), and any other compensation owed to Executive pursuant to any written employee benefit plan or policy of the Company and continued benefits under Section 4(c) for a period of three (3) years; (iv) any vested portion of the SERP Benefit, as calculated in accordance with the provisions of Section 4(a) of this Amendment, and the immediate vesting of any unvested portion of the SERP Benefit; (v) the portion of any restricted stock grant that is free from restrictions as of the date of termination and the acceleration and immediate release of all restrictions from all restricted stock grants that are subject to restrictions as of the date of termination; and (vi) the vested portion of Executive’s stock options and the acceleration and immediate vesting of any unvested portion of Executive’s stock options. Executive shall have two (2) years from the date of such termination Without Cause or by Executive for Good Reason to exercise all stock options. In addition, in the event of a Change in Control Termination Event, as consideration for compliance with the Restrictive Covenants in Section 11(c) hereof, Executive shall be entitled to: (i) the payment of one (1) times Executive’s Base Salary for the year in which such termination shall occur; and (ii) the payment of one (1) times Executive’s highest Annual Bonus for the preceding three years.
     3. Section 10 of the Agreement, “Excise Tax Reimbursement,” is hereby omitted and shall be of no further effect. Section 10 shall hereafter be entitled “Reserved.”
     4. Section 15(k) of the Agreement shall be amended by adding the following as the last sentence thereof:
     Notwithstanding any provision of this Agreement, the intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement will be interpreted to be in compliance therewith or exempt therefrom.

     IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to Executive Employment Agreement to be duly executed as of the date first above written.

GAYLORD ENTERTAINMENT COMPANY
By:	/s/ Carter R. Todd
Carter R. Todd, Executive Vice President

EXECUTIVE
/s/ Colin V. Reed
Colin V. Reed

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